                                                                    EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Casino Magic Corp.:

We have audited the accompanying consolidated balance sheets of Casino Magic Corp. (a Minnesota corporation) and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casino Magic Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                      ARTHUR ANDERSEN LLP


New Orleans, Louisiana
February 27, 1998

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Years ended December 31,
                                                     1997              1996             1995
                                                     ----              ----             ----
Revenues:
   Casino                                       $ 246,320,048     $ 167,153,012     $ 165,997,836
   Food, beverage and rooms                        10,784,762         8,080,067         8,392,529
   Royalty and management fees                             --         3,099,407         2,224,351
   Other Operating revenues                         4,369,206         1,945,357         1,108,049
                                                -------------     -------------     -------------
                                                  261,474,016       180,277,843       177,722,765
                                                -------------     -------------     -------------

Costs and expenses:
   Casino                                         118,467,492        74,943,304        69,654,888
   Food and beverage                               10,756,505         7,351,838         6,795,164
   Rooms                                              639,778         1,039,081         1,224,685
   Other operating costs and expenses               4,292,276         2,807,038         1,333,183
   Advertising and marketing                       36,427,434        20,901,821        25,873,832
   General and administrative                      26,425,200        24,216,613        28,501,308
   Property operation, maintenance and
     energy cost                                   11,210,297         7,433,262         4,057,144
   Rents, property taxes and insurance              7,891,199         5,991,261         4,314,355
   Depreciation and amortization                   20,246,663        18,346,202        15,768,546
   Preopening expenses                                     --         6,554,535         1,818,715
   Development expenses                               562,419         1,849,583         2,228,549
   Write-off capitalized costs relating to
     inactive developments                                 --                --        11,381,945
                                                -------------     -------------     -------------
                                                  236,919,263       171,434,538       172,952,314
                                                -------------     -------------     -------------

Income from operations                             24,554,753         8,843,305         4,770,451
Other (income) expense:
   Interest expense                                34,723,613        25,071,767        17,436,904
   Interest capitalized                            (1,963,955)       (5,717,494)         (867,236)
   Interest income                                 (1,375,100)       (1,436,468)         (803,624)
   Loss from unconsolidated subsidiaries              505,424        26,501,808           112,250
   Write-off of capitalized costs primarily
     relating to joint ventures                            --                --         2,210,219
   Other                                           (1,555,201)          689,221           204,981
                                                -------------     -------------     -------------

                                                   30,334,781        45,108,834        18,293,494
                                                -------------     -------------     -------------
Income (loss) before income taxes and
   Minority interest in income of subsidiary       (5,780,028)      (36,265,529)      (13,523,043)


Income tax benefit                                 (1,935,000)       (4,676,182)       (3,230,864)
Minority Interest                                   1,404,180                --                --
                                                -------------     -------------     -------------
Net loss                                        $  (5,249,208)    $ (31,589,347)    $ (10,292,179)
                                                =============     =============     =============

Net loss per common share:
   Basic                                        $       (0.15)    $       (0.89)    $       (0.31)
                                                =============     =============     =============
   Diluted                                      $       (0.15)    $       (0.89)    $       (0.31)
                                                =============     =============     =============
Average shares and equivalents outstanding:
   Basic                                           35,662,616        35,448,068        33,260,904
                                                =============     =============     =============
   Diluted                                         35,662,616        35,448,068        33,260,904
                                                =============     =============     =============

See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                December 31,
                                                            1997            1996
                                                            ----            ----
Current assets:
   Cash and cash equivalents                           $ 20,901,510    $ 17,561,512
   Restricted Cash                                           85,000      16,984,654
   Restricted Marketable Securities                      10,629,405              --
   Prepaid expenses                                       3,330,041       2,844,995
   Notes and accounts receivable, net                     3,781,945       2,889,486
   Other current assets                                   1,012,886         873,676
                                                       ------------    ------------
       Total current assets                              39,740,787      41,154,323
                                                       ------------    ------------
Property and equipment, net                             263,993,452     243,692,571
                                                       ------------    ------------
Other long-term assets:
   Notes receivable                                       3,385,198       4,119,700
   Investments in unconsolidated subsidiaries               713,035         957,831
   Options and land deposits                                     --       2,282,244
   Foreign casino concession agreement, net of
     accumulated amortization of $2,846,685 in
     1997 and $1,897,790 in 1996                          8,540,055       9,488,950
   Deferred gaming license cost, net of
     accumulated amortization of $2,013,838 in 1997
     and $395,489 in 1996                                38,048,426      38,337,333
   Property held for development                            525,000       3,040,357
   Property held for sale                                 5,606,265      15,108,541
   Debt issuance costs, net of accumulated
    amortization of $4,289,382 in 1997 and
     $2,506,133 in 1996                                   8,957,645      10,195,688
   Deposits and other                                     3,194,954       1,421,979
                                                       ------------    -----------
       Total other long-term assets                      68,970,578      84,952,623
                                                       ------------    ------------
                                                       $372,704,817    $369,799,517
                                                       ============    ============

See notes to consolidated financial statements.

                                   CASINO MAGIC CORP. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS
                                   LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              December 31,
                                                           1997             1996
                                                           ----             ----
Current liabilities:
  Notes and contracts payable                        $     305,925     $   4,708,603
   Current maturities of long-term debt                  8,590,945         4,648,638
   Accounts Payable                                      9,323,949         7,945,068
   Accrued Expenses                                     11,522,887        11,320,101
   Accrued Interest                                      9,783,784         8,830,040
   Accrued payroll and related benefits                  7,719,441         8,341,720
   Accrued progressive gaming liabilities                1,445,257         1,121,623
   Other current liabilities                             2,338,909           731,018
                                                     -------------     -------------
       Total current liabilities                        51,031,097        47,646,811
                                                     -------------     -------------
Deferred income taxes                                           --           266,761
                                                     -------------     -------------
Other long-term liabilities and minority interest        8,748,212                --
                                                     -------------     -------------
Long-term debt, net of current maturities              253,471,219       258,261,231
                                                     -------------     -------------

Commitments and contingencies

Shareholders' equity:
   Common stock, $0.01 par, 50,000,000 shares,
     authorized 35,722,124 issued and outstanding
     in 1997 and 35,637,083 in 1996 issued and
     outstanding                                           357,221           356,371
   Undesignated stock, 2,500,000 shares
     authorized, None issued                                    --                --
   Additional paid-in capital                           67,122,852        67,123,702
   Retained earnings (deficit)                          (7,762,270)       (2,513,062)
   Unrealized holding loss on securities                        --          (850,156)
   Less unearned compensation                             (263,514)         (492,141)
                                                      ------------     -------------
       Total shareholders' equity                        59,454,289       63,624,714
                                                      -------------    -------------
                                                      $ 372,704,817    $ 369,799,517
                                                      =============    =============


See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                      Foreign
                                                            Common Stock            Additonal         currency
                                                       Shares          Amount    paid-in capital     adjustment
----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                        29,961,750    $    299,618    $ 41,127,168               --
   Amortization of unearned compensation                    --              --              --               --
   Write-off of unearned compensation                       --              --      (1,642,886)              --
   Stock options granted to executive officers              --              --         101,563               --
   Vested stock grants to executive officers            16,250             162            (162)              --
   Net proceeds from exercise of employee
     stock options                                     308,564           3,086         376,726               --
   Net proceeds from common stock issued
     pursuant to Reg. S                              1,771,000          17,710       8,303,095               --
   Stock issued for consultants' compensation           12,000             120          63,632               --
   Stock issued for land                             3,210,000          32,100      17,758,277               --
   Foreign currency translation                             --              --              --         (224,195)
   Net loss                                                 --              --              --               --
                                              -----------------------------------------------------------------
Balance at December 31, 1995                        35,279,564    $    352,796    $ 66,087,413         (224,195)
   Amortization of unearned compensation                    --              --              --               --
   Stock options granted to executive officers              --              --         567,188               --
   Net proceeds from exercise of warrants                   --              --             500               --
   Net proceeds from exercise of employee
     and non-employee director stock options           357,519           3,575         453,654               --
   Casino One Corp. acquisition                             --              --          14,947               --
   Unrealized Holding Loss on Securities
     Available for Sale                                     --              --              --               --
   Foreign currency translation adjustment                  --              --              --          224,195
   Net loss                                                 --              --              --               --
                                              -----------------------------------------------------------------
Balance at December 31, 1996                        35,637,083    $    356,371    $ 67,123,702               --
   Amortization of unearned compensation
   Vested stock grants to executive officers            85,041             850            (850)
     Available for Sale
   Loss on Securities
   Net loss
                                              -----------------------------------------------------------------
Balance at December 31, 1997                        35,722,124    $    357,221    $ 67,122,852               --
                                              =================================================================


See notes to consolidated financial statements.

                      CASINO MAGIC CORP. AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (CONTINUED)


                                                     Unrealized holding      Retained          Less
                                                     loss on securities     (deficit)        Unearned
                                                     available for sale      earnings      compensation        Total
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                --            $ 39,368,464     $ (1,218,751)    $ 79,576,499
   Amortization of unearned compensation                    --                      --          470,962          470,962
   Write-off of unearned compensation                       --                      --          735,819         (907,067)
   Stock options granted to executive officers              --                      --         (101,563)              --
   Vested stock grants to executive officers                --                      --               --               --
   Net proceeds from exercise of employee
     stock options                                          --                      --               --          379,812
   Net proceeds from common stock issued
     pursuant to Reg. S                                     --                      --               --        8,320,805
   Stock issued for consultants' compensation               --                      --               --           63,752
   Stock issued for land                                    --                      --               --       17,790,377
   Foreign currency translation                             --                      --               --         (224,195)
   Net loss                                                 --             (10,292,179)              --      (10,292,179)
                                                   -----------------------------------------------------------------------
Balance at December 31, 1995                                --            $ 29,076,285     $   (113,533)    $ 95,178,766
   Amortization of unearned compensation                    --                      --          188,580          188,580
   Stock options granted to executive officers              --                      --         (567,188)              --
   Net proceeds from exercise of warrants                   --                      --               --              500
   Net proceeds from exercise of employee
     and non-employee director stock options                --                      --               --          457,229
   Casino One Corp. acquisition                             --                      --               --           14,947
   Unrealized Holding Loss on Securities
     Available for Sale                               (850,156)                     --               --         (850,156)
   Foreign currency translation adjustment                  --                      --               --          224,195
   Net loss                                                                (31,589,347)                      (31,589,347)
                                                  ------------------------------------------------------------------------
Balance at December 31, 1996                          (850,156)           $ (2,513,062)    $   (492,141)    $ 63,624,714
   Amortization of unearned compensation                                                        228,627          228,627
   Vested stock grants to executive officers                                                                           -
   Loss on Securities                                                                                                  -
     Available for Sale                                850,156                                                   850,156
   Net loss                                                                 (5,249,208)                       (5,249,208)
                                                  ------------------------------------------------------------------------
Balance at December 31, 1997                                --            $ (7,762,270)    $   (263,514)    $ 59,454,289
                                                  ========================================================================

See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years ended December 31,
                                                                                        1997          1996           1995
                                                                                        ----          ----           ----
Cash flows from operating activities:
     Net loss                                                                          (5,249,208)    (31,589,347)    (10,292,179)
     Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                      17,655,235      16,263,270      13,387,345
     Amortization                                                                       2,591,428       2,082,932       2,381,201
     Loss (gain) on disposal of property and equipment                                 (2,632,633)        339,056         466,712
     Amortization of original issue discount and deferred debt issuance costs           1,966,074       1,496,259         954,351
     Amortization of unearned stock compensation, net of recoveries                       228,627         188,580        (436,105)
     Consultants' compensation recognized on issuance of stock                                 --              --          63,752
     Gain on contract settlement                                                               --              --        (855,000)
     Write-off of preopening costs, development project costs, land options and
     deposits & property held for development                                                  --       7,054,532      12,104,212
     Net loss on investment in unconsolidated subsidiaries                                505,424      22,436,241         112,250
     Minority interest                                                                  1,404,180              --              --
     Decrease in income tax receivable                                                         --       4,225,047       1,899,459
     (Increase) decrease in prepaid expenses                                             (507,361)         88,861       1,634,019
     Decrease in notes and accounts receivable, net                                     2,327,826        (147,705)     (4,753,232)
     Decrease in deferred income taxes - current                                        3,157,856       2,923,171        (720,628)
     Increase in other current assets                                                    (139,210)       (277,793)       (129,225)
     Decrease in net deferred income tax liability - non current                         (266,759)     (4,173,197)     (1,063,610)
     Increase (decrease) in accounts payable                                           (2,251,299)      2,924,820        (389,241)
     Increase (decrease) in accrued expenses                                            3,595,066      (4,278,518)     (2,026,436)
     Increase in accrued interest                                                         888,886       3,487,883         208,449
     Increase (decrease) in accrued payroll and related benefits                         (622,279)      1,255,364       2,236,447
     Increase (decrease) in accrued progressive gaming liabilities                        323,634          55,376        (393,866)
     Decrease in income taxes payable                                                     805,716        (228,591)        959,609
                                                                                      -----------     -----------     -----------
              Net cash provided by operating activities                                23,781,203      24,126,241      15,348,284
                                                                                      -----------     -----------     -----------



See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                   Years ended December 31,
                                                                                   ------------------------
                                                                            1997              1996            1995
                                                                            ----              ----            ----
Cash flows from investing activities:
     Proceeds from sale of property and equipment                         19,895,616        1,436,821          173,389
     Acquisitions of property and equipment                              (37,176,995)     (67,850,010)     (11,396,332)
     Acquisitions of gaming license                                               --      (15,250,000)              --
     Acquisitions of property held for sale                                 (126,400)          40,437               --
     Investments in unconsolidated subsidiaries                             (260,628)        (651,206)      (6,117,636)
     Expenditures for organizational and acquisition cost                         --             (359)         (80,788)
     Expenditures for land options and deposits                                   --         (480,000)      (1,326,130)
     Expenditures for development and preopening costs                            --        (6,554,535)       (130,794)
     (Increase) decrease in deposits and other long-term assets           (2,920,936)        2,530,873      (1,898,786)
     (Increase) decrease in marketable securities                        (10,629,405)              --       10,244,233
                                                                        ------------     ------------     ------------
              Net cash provided by (used in) investing activities        (31,218,748)     (86,777,979)     (10,532,844)
                                                                        ------------     ------------     ------------

Cash flows from financing activities:
     Proceeds from issuance of debt or notes payable                       6,350,000      121,043,749          202,011
     Payments of debt issuance costs                                        (349,955)      (5,419,575)          (2,000)
     Principal payments on notes payable                                  (4,606,480)      (1,010,180)      (1,185,342)
     Principal payments on long-term debt                                 (7,515,676)     (48,644,469)      (2,261,096)
     Net proceeds from sale of common stock                                       --           14,947        8,320,805
     Net proceeds from exercise of employee stock options                         --          457,734          379,812
                                                                        ------------     ------------     ------------
              Net cash provided by (used in) financing activities         (6,122,111)      66,442,206        5,454,190
                                                                        ------------     ------------     ------------

Net increase (decrease) in cash and cash equivalents                     (13,559,656)       3,790,468       10,269,630
Cash and cash equivalents, beginning of period                            34,546,166       30,755,698       20,486,068
                                                                        ------------     ------------     ------------
Cash and cash equivalents, including restricted cash, end of period       20,986,510       34,546,166       30,755,698
                                                                        ============     ============     ============



See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)

                                                                                              Years ended December 31,
                                                                                              ------------------------
                                                                                        1997            1996            1995
                                                                                        ----            ----            ----
Interest paid, net of amount capitalized                                             29,551,551      12,379,128      15,406,868
Income taxes paid, net of refunds                                                    (6,382,324)     (7,604,043)     (4,236,206)

Supplemental schedule of non-cash operating, investing, and financing activities:

Other current assets                                                                     22,315              --              --
Other current liabilities                                                               302,758              --              --
Property and equipment and other asset acquisitions financed
     with short-term notes payable                                                           --              --         850,208
Property and equipment and other asset acquisitions included in
     accounts and construction payable and accrued expenses                           1,805,945       5,455,469         177,091
Gaming license acquisition financed with long-term debt                                      --      21,617,612              --
Land acquired through the issuance of common stock                                           --              --      22,140,969
Property and equipment under capital leases                                             375,891          81,114          63,632
Property and equipment and property held for sale financed
     with long-term debt                                                                     --      30,728,879              --
Consulting services performed for common stock                                               --              --          63,752
Common stock granted to officers                                                             --         567,188         101,563
Commitment for land options                                                                  --              --        (156,725)



See notes to consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of significant accounting policies:

Organization and basis of presentation:

Casino Magic Corp. and Subsidiaries is an international gaming company with operations in Bay Saint Louis, Mississippi ("Casino Magic-BSL"), Biloxi, Mississippi ("Casino Magic-Biloxi"), Bossier City, Louisiana ("Casino Magic-Bossier City"), and the Argentina Province of Neuquen in the cities of Neuquen City and San Martin de los Andes ("Casino Magic-Neuquen").

Unless the context requires otherwise, reference in this Annual Report to the "Company" means Casino Magic Corp. and its relevant subsidiaries, and reference to "Casino Magic" means Casino Magic Corp.

The consolidated financial statements include the accounts of Casino Magic Corp. and its wholly-owned and majority-owned subsidiaries.

All significant intercompany accounts and transactions have been eliminated.

Casino revenues and complimentaries:

In accordance with common industry practice, casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary rooms, food and beverage furnished gratuitously to customers. The estimated departmental costs of providing rooms is not significant, and the estimated departmental costs of providing food and beverage services are included in casino expense as follows:



                          Years Ended December 31,
                          ------------------------

                  1997             1996              1995
                  ----             ----              ----



               $21,846,000      $13,838,000      $12,072,000
               ===========      ===========      ===========



Cash and cash equivalents:

For purposes of the consolidated balance sheets and statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities:

The Company holds U.S. agency securities as held to maturity and as such, the investments are recorded at amortized costs, which, based on the short term nature of the investments approximates fair value.

Restricted Funds:

The Louisiana First Mortgage Notes (See Note 8), restrict the use of certain cash amounts. At December 31, 1997, funds relating to the net proceeds from the sale of the Crescent City Queen Riverboat ($11.7 million) are restricted to be used for capital improvements at Casino Magic-Bossier City. The balances that remain in these restricted accounts at December 31, 1997 are shown as restricted marketable securities. At December 31, 1996, funds shown as restricted cash relate to proceeds from the issuance of the Louisiana First Mortgage Notes and were restricted for use in the original construction of the land based pavilion and facilities at Casino Magic-Bossier City.

Property and equipment:

Property and equipment are stated at cost. Depreciation, including amortization of capital leases and leasehold improvements, is computed using the straight-line method. Estimated useful lives for property and equipment are 15 - 31 years for barges and buildings, life of the lease for leasehold improvements and 5-7 years for furniture and equipment.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of significant accounting policies (continued):

Property and Equipment (continued):

Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of capital assets are capitalized.

In June 1997, the Company changed the depreciable lives on the asset categories, land improvements, buildings and improvements, and barges and improvements from originally estimated useful lives of 10 or 15 years to 31 years. The useful lives for these assets originally reflected their tax lives and have been changed to anticipated useful lives. These changes reduced the December 31, 1997, net loss by $859,796 and the loss share by $0.02. Excluding the change in depreciable lives net loss and earnings per share would have been $(6,109,004) and $(0.17), respectively.

Investments in unconsolidated subsidiaries:

Investments in unconsolidated subsidiaries where the Company exercises significant influence are accounted for under the equity method.

Options and land deposits:

The costs of land options are amortized over the life of the option until such time as the option is exercised or considered impaired by Management. As of December 31, 1997, all land options were fully reserved.

Amortization of intangibles:

Deferred charges relating to debt issuance costs and original issue discounts on long-term debt instruments are amortized over the life of the related debt using the effective interest rate method to provide a constant yield.

Included under other long term assets is "Deferred gaming license cost." Deferred gaming license cost represents the estimated fair value of the Louisiana gaming license, an asset acquired in conjunction with the purchase of Crescent City Development Corporation ("Crescent City" see Note 5). This cost is being amortized on a straight-line basis over twenty-five years, the estimated period to be benefited by the license which commenced at the time gaming operations began in Bossier City.

The costs capitalized to acquire the foreign casino concession agreement are being amortized on a straight-line basis over the twelve-year life of the agreement.

Development and preopening costs:

All internal salary and related costs of the Company's development activities are expensed as incurred. Amounts paid for outside consultants and professional fees are expensed until gaming has been legalized in the jurisdiction, the Company has an approved site and there is a reasonable likelihood that the Company will be granted a gaming license. Preopening costs are capitalized then expensed when the related business commences operations.

Income taxes:

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of significant accounting policies (continued):

Earnings per share:

In February 1997, the Financial Accounting Standards Board issued Statement No. 128 ("FAS 128"), "Earnings Per Share", which simplifies the computation of earnings per share ("EPS"). FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement for all prior period earnings per share data presented. Under FAS 128, the Company computes two earnings per share amounts - basic EPS and EPS assuming dilution. Basic Weighted average number of shares of common stock outstanding for the 1997, 1996 and 1995 periods were 35,662,616, 35,448,068 and 33,260,904 respectively. EPS assuming dilution is based on the weighted average number of shares of common stock outstanding for the periods, including common equivalent shares which reflect the dilutive effect of stock options granted to certain employees and outside directors on various dates through December 31, 1997. Dilutive options that are issued during a period or that expire or are cancelled during a period are reflected in EPS assuming dilution computations for the time they were outstanding during the periods being reported. There were no common equivalent shares for 1997, 1996 and 1995. For the years ended December 31, 1997, 1996 and 1995, the Company had 2,943,535, 2,320,292, and 2,2107,642
options which were considered antidilutive as a result of the exercise price of the options exceeding the average price for the period, or that the Company had a net loss for the period and therefore are not included in the calculation of common

Certain significant risks and uncertainties:

Gaming regulation licensing. The Company has gaming operations in the United States and abroad that depend on the continued licensability or qualification of the Company and subsidiaries that hold gaming licenses in various jurisdictions. Such licensing and qualifications are reviewed periodically by the gaming authorities in those jurisdictions.

Competition. The gaming industry is extremely competitive and the Company faces competition from new developments in both the United States, specifically on the Mississippi Gulf Coast and in Louisiana, and abroad.

Foreign operations. The Company has investments and net assets of approximately $9 million in gaming operations outside of the United States which are subject to risks associated with the distance of these casino facilities from the Company's executive offices, the stability of the relevant government, regulations imposed by foreign governments, the continued ability to repatriate cash, and currency exchange issues.

Severe weather. The Mississippi Gulf Coast is subject to severe weather, including hurricanes. Severe weather could cause damage to one or both of the Company's Mississippi casino facilities. The Company maintains insurance against casualty losses resulting from severe weather and against business interruption. Such insurance may not adequately compensate the Company for loss of profits resulting from severe weather.

Construction. Risk include cost overruns, delay in receipt of governmental approvals, shortages in materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppage, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if it occurred, could delay construction or result in a substantial increase in costs to the Company.

Pervasiveness of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:

Certain reclassifications have been made to the 1996 and 1995 amounts to conform with the December 31, 1997 presentation.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Proposed Merger :

On February 19, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hollywood Park, Inc. ("Hollywood"), and Acquisition II, Inc. ("HP") a wholly-owned subsidiary of Hollywood. Under the Merger Agreement, the Company has agreed to merge (the "Merger") with HP. Upon such Merger, the Company shall be the surviving entity and will become a wholly-owned subsidiary of Hollywood. Upon the Merger, the shareholders of the Company will be entitled to receive $2.27 for each share of the Company's stock held.

The Merger is subject to the approval of the Company's shareholders prior to October 31, 1998, and to the approval of the Mississippi Gaming Commission, the Nevada Gaming Commission, and the Louisiana Gaming Control Board. If the Merger Agreement is terminated for certain reasons, the Company will be required to pay Hollywood $3,500,000.

The Merger Agreement restricts the ability of the Company to engage in certain transactions prior to the time of the Merger, except those which are in the ordinary course of business consistent with past practice, unless the Company obtains the consent of Hollywood, which consent may not be unreasonably withheld. The Merger Agreement also imposes limits on the capital expenditures and borrowing which the Company may effect, which are not inconsistent with the Company's current plans.

3.   Notes and Accounts Receivable:

Notes and accounts receivable consist of the following:

                                                            December 31,
                                                            ------------
                                                        1997            1996
                                                        ----            ----
          Current:
          --------
     Notes receivable                              $   885,995      $   790,228
     Accounts receivable - air charter                 156,818          548,239
     Accounts receivable - trade                     3,601,778        2,505,463
     Other                                             581,376          606,631
                                                   -----------      -----------
                                                     5,225,967        4,450,561
     Less allowance for doubtful accounts            1,444,022        1,561,075
                                                   -----------      -----------
     Total Notes and Accounts Receivable (current)   3,781,945        2,889,486

          Noncurrent:
          -----------
     Notes receivable                                3,385,198        4,119,700
                                                   -----------      -----------
     Total Notes and Accounts Receivable           $ 7,167,143      $ 7,009,186
                                                   ===========      ===========


Included in notes receivable is a commercial loan in which the Company, through a wholly-owned subsidiary, participated in the initial amount of $5 million. The entire loan amount is $17,500,000. A consortium of lenders made the loan to the Sisseton-Wahpeton Dakota Nation, a Native American Tribe, for the construction of a casino facility on Tribal land. The term loan is repayable over a sixty-month period beginning February 1997, in monthly installments of $105,230 including principal and interest at a fixed rate of 10% through February 2002.

4.   Property and Equipment:

     Property and equipment consists of the following:

                                                     December 31,
                                                     ------------
                                              1997                  1996
                                              ----                  ----

     Land and improvements               $  85,020,923        $   67,658,624
     Buildings and improvements             69,193,225            44,554,665
     Barges and improvements                57,568,009            55,203,063
     Leasehold improvements                    300,801               382,907
     Furniture and equipment                75,876,943            69,663,192
     Construction in progress               33,843,154            48,549,525
                                         -------------        --------------
                                           321,803,055           286,011,976
     Less accumulated depreciation
          and amortization                 (57,809,603)          (42,319,405)
                                        ---------------       --------------
                                        $  263,993,452        $  243,692,571
                                        ==============        ==============

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   Stock Acquisitions:

In May 1996, Casino Magic, through its wholly-owned subsidiary, Jefferson Casino Corporation ("Jefferson Corp") acquired Crescent City Capital Development Corp.("Crescent City") for $50 million plus the assumption of $5.7 million in equipment liabilities. Jefferson Corp paid $15 million in cash at closing and caused Crescent City to issue $35 million of 11.5% secured, three year notes. Crescent City, which was the subject of a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, owned the Crescent City Queen riverboat ("Crescent City Riverboat"), gaming and related equipment and surveillance equipment and a license to conduct riverboat gaming operations in Louisiana. Crescent City emerged from the Bankruptcy proceedings as Casino Magic of Louisiana Corp. ("Casino Magic-Bossier City"). The Company is using Casino Magic-Bossier City's gaming license in Bossier City, Louisiana, where it currently owns 23 acres of land. Although Jefferson Corp. was required to purchase the Crescent City Riverboat to obtain the Louisiana gaming license, the Crescent City Riverboat could not be used at Casino Magic-Bossier City because of its width. Therefore, the Company purchased a casino riverboat (the "Bossier Riverboat") for use at Casino Magic-Bossier City for $20 million. The Crescent City Riverboat, was sold and the proceeds will be used to assist in the funding of the pavilion expansion and construction of a hotel at Casino Magic-Bossier City.

No assurances can be given that the proceeds from the sale of the Crescent City Riverboat and the cash flow from the operations of Casino Magic-Bossier City will be sufficient to complete such hotel and related facilities.

6.   Dispositions:

In September 1997, the Company sold the Crescent City Riverboat for $11.7 million. Other income for the period ended December 31, 1997, includes the gain on the sale of $1.4 million. The proceeds from the sale are restricted by the Indenture governing the $115 First Mortgage Notes issued by Casino Magic-Bossier City. The Indenture restriction requires the proceeds from the sale of the Crescent City Riverboat to be used for capital improvements at the Casino Magic-Bossier City facility or returned to the Indenture trustee.

On June 1, 1997, the Company sold a 49% interest in its wholly-owned subsidiary, Casino Magic Neuquen S.A., for $7.0 million. The Company retained a controlling interest in Casino Magic-Neuquen and manages its two facilities located in Neuquen City and San Martin de Los Andes, Argentina for a fee equal to two percent of Casino Magic-Neuquen's gross monthly revenues. The gain of $1.3 million is recorded in other income.

At September 30, 1996, management determined that its 49% equity investment in Porto Carras Casino S.A., and notes and accounts receivable relating to unpaid management fees and royalties were impaired. Because of this impairment, management wrote off its investment in such gaming facilities in Porto Carras, Greece, ("Porto Carras") and all unpaid notes and receivables related thereto. The total charge recorded relating to the write off of Porto Carras was $26.1 million. Management's decision was based, primarily, on the results from Porto Carras after the opening of a competing casino. Although the Company anticipated some revenue loss as a result of this increased competition, the actual effects were much greater than anticipated and resulted in a $2.0 million loss from operations at Porto Carras for the month of September 1996. Despite new marketing and cost containment efforts, these losses continued; furthermore, the majority owner in Porto Carras venture was unwilling or unable to advance any funds to the operation. Additionally, the majority owner informed the Company that it did not intend to operate a substantial portion of the Porto Carras resort area, consisting of two hotels and amenities, during the 1997 season. These factors, among others, led to the Company's decision to write off its investment in Porto Carras and led to the sale of Porto Carras, for a nominal amount in December 1996.

7.   Notes and Contracts Payable:

Short-term notes and contracts payable consist of the following:

                                                    December 31,
                                                    ------------
                                            1997                    1996
                                            ----                    ----

Construction contracts (a)             $      382               $ 4,540,434
Other (b)                                 305,543                   168,169
                                       ----------               -----------
                                       $  305,925               $ 4,708,603
                                       ==========               ===========

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   Notes and Contracts Payable (continued):

(a) Consists of various payables relating to both fixed and cost plus contracts.

(b) In 1997, the balance consisted of five notes payable. The detail of these notes is as follows: (i) $199,763 equipment, payable in monthly installments of $15,814. (ii) $164,989 note collateralized by equipment, payable in monthly installments of $14,892. (iii) three notes totaling $12,000 collateralized by equipment, payable in total monthly installments of $500.

8.   Long -Term Debt:

Long-term debt, including capital lease obligations, consists of the following:



                                                        December 31,
                                                        ------------
                                                  1997                1996
                                                  ----                ----

     Notes payable, bank (a)                $    8,170,063      $    9,585,130
     Equipment contracts (b)                     2,099,465             622,274
     Notes payable, land (c)                     2,052,569           3,470,415
     Other (d)                                     920,422             308,514
     Capital lease obligations (Note 9)            726,018           1,207,986
     Louisiana First Mortgage Notes (e)        115,000,000         115,000,000
     First Mortgage Notes (f)                  135,000,000         135,000,000
     Unamortized original
          issue discount                        (1,906,373)         (2,284,450)
                                           ----------------    ----------------
                                               262,062,164         262,909,869
     Less current maturities                    (8,590,945)         (4,648,638)
                                           ----------------    ----------------
                                           $   253,471,219     $   258,261,231
                                           ===============     ===============

(a) Consists of four notes payable to banks. The detail of these notes is as follows: (i) Original balance of $3,000,000 uncollateralized promissory note, payable in monthly installments of interest only through July 1996; thereafter, principal and interest based on a 60 month amortization through February 2000. The promissory note bears interest at prime plus 1% (9.5% at December 31, 1997) throughout the life of the note with a final balloon payment of $305,243 due in February 2000. (ii) Original balance of $1,700,000 note collateralized by gaming equipment. Payments of principal and interest based on a 36 month amortization through May 1998. The note bears interest at prime plus .25%. (8.75% at December 31, 1997) with a final balloon payment of $1,065,807 due in May 1998. (iii) Original balance of $3,850,000 note collateralized by the equipment. The note is payable in 10 quarterly payments of $385,000, including interest at 8.25%. (iv) Original balance of $2,500,000 uncollateralized line of credit due in March 1998 bearing interest at prime plus 1/4% (8.75% at December 31, 1997). In March 1998 this note was refinanced to a term loan payable in eighteen monthly installments of $142,760 bearing interest at 8.75%.

     During 1997 the Company was not in compliance with certain debt covenants relating to notes (iii) and (iv). The Company has received a waiver of the covenants at December 31, 1997, and has restructured these covenants to allow the Company to maintain compliance.

(b) Consists of two notes payable collateralized by equipment. The detail of these notes is as follows: (i) Original balance of $946,005 note payable in eleven monthly payments of $78,833, including interest at prime plus 3%.(11.5% at December 31, 1997) with final balloon payment due at term of note. (ii) Original balance of $1,075,740 note collateralized by equipment, payable in twenty-three monthly payments of $44,823, including interest at prime plus 1%.(9.50% at December 31, 1997) with final balloon payment due at term of note. In March 1998 these notes were refinanced to a term loan payable in twenty-three monthly installments of $93,465 bearing interest at 10.5% with a final balloon payment of $101,319 due in March 2000.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Long-Term Debt (continued):

(c) Consists of three notes payable for land acquisitions. The detail of the three notes is as follows: (i) Original balance of $700,000 note payable in monthly installments of $14,959 including interest at prime plus 2% (10.50% at December 31, 1997), through April 1999. (ii) Original balance of $870,942 note payable in monthly installments of $12,134 including interest at 8% through July 2003. (iii) Original balance of $3,000,000 note payable in monthly installments of $111,699 including interest at 8.75% through November 1998.

(d) Consists of various collateralized notes payable through the year 2004. The interest rates on these notes vary from 9.5% to 13.25% at fixed rates.

(e) On August 22, 1996, a wholly owned subsidiary of the Company, Casino Magic-Bossier City, sold $115,000,000 aggregate principal amount of 13%, First Mortgage Notes securities due in 2003 ("Louisiana First Mortgage Notes"). Contingent Interest is payable on the Louisiana First Mortgage Notes, on each interest payment date, in an aggregate amount equal to 5% of Casino Magic-Bossier City's Adjusted Consolidated Cash Flow (as defined in the Louisiana First Mortgage Notes Indenture ("Louisiana Indenture") for the Accrual Period (as defined in the Louisiana Indenture, but generally a six month period) last completed prior to such interest payment date; provided that no Contingent Interest is payable with respect to any period prior to the Commencement Date (as defined in the Louisiana Indenture). Payment of all or a portion of any installment of Contingent Interest may be deferred, at the option of Casino Magic-Bossier City, if, and only to the extent that, (i) the payment of such portion of Contingent Interest will cause Casino Magic-Bossier City's Adjusted Fixed Charge Coverage Ratio (as defined in the Louisiana Indenture) for Casino Magic-Bossier City's most recently completed Reference Period prior to such interest payment date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of such Contingent Interest and (ii) the principal amount of the Louisiana First Mortgage Notes corresponding to such Contingent Interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon redemption, upon maturity of a repurchase obligation or otherwise). The aggregate amount of Contingent Interest payable in any Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of notes prior to the close of business on the record date immediately preceding such payment of Contingent Interest. During 1997, the Company accrued $677,251 of contingent interest, none of which was paid.

     The Louisiana First Mortgage Notes are secured by a first priority security interest, subject to permitted liens, in substantially all of the existing and future assets of Bossier City, including the Bossier Riverboat and substantially all of the other assets that comprise Casino Magic-Bossier City.. The Jefferson Guarantee will be secured by a pledge of all of the capital stock of Jefferson Casino Corp., a wholly owned subsidiary of the Company.

     Casino Magic-Bossier City has contractually committed to apply net proceeds from the asset sale of the Crescent City Riverboat to the construction of an entertainment facility or hotel.

     The Louisiana First Mortgage Notes are governed by the Louisiana Indenture. The Louisiana Indenture pursuant to which the Louisiana First Mortgage Notes have been issued contains certain covenants that will limit the ability of Casino Magic-Bossier City and its subsidiaries to, among other things, incur additional indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into mergers or consolidations, enter into transactions with affiliates or sell assets.

     The proposed Merger (See Note 2), if effected, is a Change of Control as defined in the Louisiana Indenture. Upon a Change of Control, each holder of Louisiana First Mortgage Notes will have the right to require Casino Magic-Bossier City to repurchase all or any part of the Louisiana First Mortgage Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Louisiana First Mortgage Notes pursuant to the procedures required by the Louisiana Indenture and described in such notice.

     The Louisiana First Mortgage Notes are redeemable at the option of the Company. The redemption amounts are as follows:


        August 15,
        2000                                    106.500%
        2001                                    104.332%
        2002                                    102.166%

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Long-Term Debt (continued):

(f) On October 14, 1993, a wholly owned indirect subsidiary of the Company, Casino Magic Finance Corp. ("Finance Corp."), sold $135,000,000 in aggregate principal amount of 11 1/2% First Mortgage Notes due in 2001 (the " Finance Notes") and warrants to purchase 810,000 shares of Casino Magic Corp. common stock. Proceeds from the Notes were allocated by the underwriter between the Finance Corp. and the Company based on the estimated fair market value at the time of issuance of the Finance Notes and the warrants in the amounts of $131,760,000 and $3,240,000 ($4 per warrant), respectively. The value of the warrants is treated as original issue discount for financial statement purposes, and is reflected in the balance sheet net of amortization as an adjustment to the carrying value of long-term debt. The Finance Notes are governed by an Indenture (the "Indenture") entered into on the same date between Finance Corp., the Company and IBJ Schroder Bank & Trust Company as the Trustee. Under Section
     4.10 of the Indenture, the Company's ability to pay dividends on its common stock is restricted to an amount which is determined under a formula based primarily on the Company's future income, and is precluded upon the occurrence of an "Event of Default" as defined under the Indenture. Events of Default include, among other things, the failure to pay the interest or principal due on the Finance Notes, the entry of a judgment in excess of $10,000,000 against the Company or Casino Magic-BSL, Casino Magic- Biloxi and Finance Corp., which is not discharged within 60 days after entry, and the default by the Casino Magic or Casino Magic-BSL, Casino Magic-Biloxi and Finance Corp. under indebtedness due to third parties. The Indenture also contains certain covenants that restrict, among other things, the making of certain investments, payments of dividends and other distributions, the incurrence of additional indebtedness and future guarantees of indebtedness, certain transactions with shareholders and affiliates, certain mergers and consolidations, certain asset sales and the creation of certain liens. The Finance Notes are secured by a pledge of the stock of Finance Corp., Bay Saint Louis and Biloxi along with the accounts receivable, inventories, property and equipment, property held for development and deposits of Casino Magic-BSL and Casino Magic-Biloxi.

     The Finance Notes are redeemable at the option of the Company. The redemption amounts are as follows:

         October 15,
         1997                                 105.750%
         1998                                 103.833%
         1999                                 101.917%
         2000 and thereafter                  100.000%

Maturities of the Company's long-term debt, including capital lease obligations, as of December 31, 1997, are as follows:

                            Year ending December 31,
                            ------------------------

           1998                                       $    8,590,945
           1999                                            3,503,955
           2000                                            1,017,061
           2001                                              250,963
           2002                                          135,273,782
           Thereafter                                    115,331,829
                                                      --------------
                                                         263,968,535
           Unamortized Original Issue Discount            (1,906,371)
                                                      --------------
                                                       $ 262,062,164
                                                      ==============

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Lease commitments:

The Company has long-term lease agreements for land for the site of Casino Magic-Biloxi and additional land at Casino Magic-BSL. The Casino Magic-Biloxi land is classified as an operating lease. The annual rental payments for the initial five-year term of the Casino Magic-Biloxi land lease began June 5, 1993, and are $550,000, $250,000, $450,000, $450,000 and $200,000 for the first through fifth year. The land lease contains seventeen, five-year renewal options at contractually higher rentals, plus inflation adjustments not to exceed 4.5% per year.

On June 4, 1993, the Company entered into a long-term agreement with the State of Mississippi to lease 283,217 square foot of submerged lands or tidelands for Casino Magic-Biloxi. The initial lease term expires May 31, 2003, with one five year extension. Annual rental payments are due in advance on the first of June in the amount of $595,000, plus an annual increase of $45,000 for the first five years. In May 1998 the lease amount will be determined under Mississippi law regarding the leasing of public trust tidelands.

The following is a schedule of future minimum lease payments for capital and operating leases (with initial or remaining terms in excess of one year) as of December 31, 1997:

                                                      Year ending December 31,
                                                      ------------------------
                                                        Capital     Operating
                                                        Leases        Leases
                                                        ------        ------

1998                                                 $  192,065    $ 1,479,257
1999                                                    207,325      1,164,357
2000                                                    153,856      1,026,287
2001                                                     20,348        782,454
2002                                                     22,007        775,000
Thereafter                                              130,417      4,650,000
                                                     ----------    -----------
Total minimum lease payments                            726,018    $ 9,877,355
Less amount representing interest (9% to 13%)           145,059    ===========
                                                     ----------
Present value of net minimum capital lease payments  $  580,959
                                                     ==========

Rent expense for all non-cancelable operating leases were $3,644,000 $1,800,000, and $3,048,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

10.  Other Commitments and Contingencies:

Ongoing legal proceedings:

A class action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the "Poulos Lawsuit"), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. The lawsuit alleges that such defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on a false belief concerning the operation of the gaming machines, as well as the extent to which there is an opportunity to win. The suit alleges violations of the Racketeer Influenced and Corrupt Organization Act, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6 billion. On May 10, 1994, a second class action lawsuit was filed in the United States District Court, Middle District of Florida (the "Ahern Lawsuit"), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In response to a motion to dismiss the Complaint brought by the Company and other defendants, the United States District Court for the District of Nevada entered an order dated April 17, 1996, granting the motions and dismissing the complaint without prejudice.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  Other Commitments and Contingencies (continued):

Ongoing legal proceedings (continued):

The plaintiffs then filed an amended Complaint on May 31, 1996, in which the plaintiffs sought damages against the Company and other defendants in excess of $1 billion and punitive damages for violations of the Racketeer Influenced and Corrupt Organizations Act and for state common law claims for fraud, unjust enrichment and negligent misrepresentation. The Company and other defendants have moved to dismiss the amended Complaint. The Company believes that the claims are without merit and does not expect that the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

On or about September 6, 1996, Casino America, Inc. commenced litigation in the Chancery Court of Harrison County, Mississippi, Second Judicial District, against the Company, and James Edward Ernst, its Chief Executive Officer (collectively "Defendants"), seeking injunctive relief and unspecified compensatory damages in an amount to be proven at trial as well as punitive damages. Plaintiff claims, among other things, that Defendants (i) breached the terms of an agreement they had with Plaintiff, (ii) tortiously interfered with certain business relations of plaintiff; and (iii) breached covenants of good faith and fair dealing they allegedly owed to plaintiff. On or about October 8, 1996, Defendants interposed an answer to plaintiff's complaint denying the allegations contained in the complaint. The discovery phase of this litigation is continuing and a trial date has been set for August 1998. While the Company's management cannot predict the outcome of this action, management believes plaintiff's claims are without merit and the Company intends to vigorously defend this action.

In addition, the Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all such pending legal matters are either adequately covered by insurance, or if not insured, will not have a material adverse effect on the financial position or results of operations of the Company.

Contractual agreements:

Argentina. In December 1994, the Company, through its wholly-owned subsidiary, Casino Magic-Neuquen, entered into a 12-year concession agreement with the Province of Neuquen, Argentina. Casino Magic-Neuquen which began operations in January 1995 operates two casinos in the Province of Neuquen in the cities of Neuquen City and San Martin de los Andes. The Company has unrestricted rights to increase the number of gaming positions at both locations.

Camptown Greyhound Racing, Inc. On July 7, 1994, the Company and Alliance Gaming Corp. (formerly United Gaming) formed two joint ventures ("KGP" and "KFP") to lend Camptown Greyhound Racing, Inc. ("Camptown') approximately $3.2 million. On October 28, 1994, KFP executed a loan agreement with Boatmen's Bank of Kansas City ("Boatmen's") whereby Boatmen's lent $3.2 million to Camptown. KFP had collateralized the loan with a $3.1 million certificate of deposit (one-half funded by each party to the joint venture) and, in addition, guaranteed the repayment of the loan. In January 1996, Camptown filed for protection under Chapter 11 of U.S. Bankruptcy Code. KFP has satisfied its obligation under the guarantee, and now owns a second mortgage on Camptown's facility in Frontense, Kansas in the amount of $3,205,000, plus accrued interest. The Company has taken steps to protect its investment and rights to operate gaming devices at the Camptown facility, if and when such operation is legalized. The Company's $1,580,000 share of the amount lent by KFP to Camptown was expensed in 1995.

In January 1997, the Company transferred all of its interest in KGP and KFP to Alliance Gaming Corp., an unrelated third party, except for a deminimus interest. The consideration for the transfer was Alliance Gaming Corp.'s agreement to assume certain current financial obligations and to repay the Company all of its cost in the project if they are successful in commencing gaming operations at Camptown.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  Other Commitments and Contingencies Contractual agreements:

Contractual agreements (continued):

Lakes Regional Greyhound Park. In May 1995, the Company entered into an agreement with Lakes Regional Greyhound Park ("LRGP"). Under the terms of the Agreement, the parties intend to form an entity to pursue a gaming development at LRGP's pari-mutuel track in Belmont, New Hampshire. The entity will be equally owned by the Company and LRGP and the Company will manage gaming operations. Under the agreement, the Company is obligated to provide up to $4 million in funding to the entity of which the payment of $3 million is subject to certain contingencies including the passage of legislation permitting gaming at racetracks in New Hampshire. There is no assurance that the Company will have the funds to pursue such gaming opportunity if required.

Indiana. The Company, through its wholly owned subsidiary, Crawford County Casino, Corp. ("Indiana Corp.") is one of two applicants for the tenth gaming license expected to be issued in the State of Indiana. If successful in obtaining this gaming license, the Company has entered into an option agreement to sell to Harrah's Operating Company the common stock of Indiana Corp. for approximately $5.0 million. The option expires on January 2001. The Company can give no assurances that a gaming license will be obtained in Indiana. All land options held by Indiana Corp. associated with a possible gaming site are fully reserved at December 31, 1997.

Land Acquisitions.

In 1993, the Company exercised its option to purchase of approximately 3.5 acres of unimproved land in downtown St. Louis, Missouri at a cost of approximately $4,000,000. At December 31, 1997, approximately $4,000,000 is included in property held for sale related to this transaction.

In 1994, the Company exercised an option and to purchase additional real estate located in Downtown St. Louis, Missouri at a cost of approximately $800,000. At December 31, 1997, approximately $800,000 is included in property held for sale related to this transaction.

In 1992, the Company purchased real estate located in downtown Bay Saint Louis, Mississippi at a cost of approximately $1,200,000. At December 31, 1997, the Company had written down the value of the property to $800,000 and this value is included in property held for sale.

The Company had acquired land and options to purchase land in order to enhance the Company's developmental and licensing procurement potential in various States. Management has significantly reduced its development of new gaming venues and because of this all land options are reserved for on the Company's financial statements at December 31, 1997.

11.  Stock and employee benefit plans:

Incentive stock option plan:

In 1992, the Company adopted an incentive stock option plan (the "Plan") in which directors, officers, and key employees of the Company participate. The Company has registered 3,700,000 shares of the Company's common stock currently authorized for issuance under the Plan pursuant to stock options.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective in 1996. Under SFAS 123, companies can either record expense based on the fair value of stock based compensation upon issuance or elect to remain under the current "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain requirements are met. The Company is continuing to account for its stock-based compensation plans under APB Opinion No. 25. However, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are presented below.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Stock and employee benefit plan (continued):

Incentive stock option plan (continued):

A summary of the status of the Company's stock options, non-qualified options, and warrants as of December 31, 1997, 1996 and 1995 and changes during the years ended on those dates is presented below (shares in thousands):

                                                                            December 31,
                                                                            ------------
                                                    1997                       1996                      1995
                                                    ----                       ----                      ----
                                                Weighted Average           Weighted Average         Weighted Average
                                            Shares    Exercise Price    Shares  Exercise Price   Shares   Exercise Price
                                           -----------------------------------------------------------------------------
Outstanding at beginning of year             4,200       $  .67          5,108     $  7.60        4,943      $ 7.42
Granted                                        400       $ 1.69          1,998     $  3.56          950      $ 5.06
Exercised                                     (239)      $ 1.59           (424)    $  1.72         (344)     $ 1.43
Canceled                                      (915)      $ 2.23         (2,482)    $ 12.00         (441)     $ 4.61
Outstanding at end of year                   3,446       $ 3.96          4,200     $  3.67        5,108      $ 7.60
Options exercisable at end of year           1,985       $ 3.96          2,655     $  3.11        3,072      $ 9.12
Options available for future grants          2,582                       2,068                    1,583
Weighted average fair value of options
                  granted during the year                $ 1.69                    $  1.11                   $ 1.28

The following table summarizes information about stock options and warrants outstanding at December 31, 1997:


                 Options Outstanding                                     Options Exercisable
                 Number               Wgtd. Avg.         Wgtd. Avg.         Number           Wgtd. Avg.
 Exercise        Outstanding          Remaining          Exercise           Exercisable      Exercise
  Price          at 12/31/97          Contr. Life        Price              at 12/31/97      Price
  -----          -----------          -----------        -----              -----------      -----
$ 1.69             399,500               4.77              1.69                 15,000        1.69
  2.75             980,000               0.81              2.75                980,000        2.75
  3.50             150,000               4.56              3.50                 30,000        3.50
  3.63           1,288,200               3.70              3.63                575,375        3.63
  3.75               3,000               4.66              3.75                    600        3.75
  5.81             200,000               4.48              5.81                200,000        5.81
  7.20              69,100               1.30              7.20                 69,100        7.20
  7.35              50,000               1.88              7.35                 50,000        7.35
  15.30            200,000               6.30             15.30                 60,000       15.30
                ----------               ----            ------             ----------      ------
  Totals         3,339,800               3.15            $ 3.96              1,980,075      $ 3.96
                ==========               ====            ======             ==========      ======

Had compensation cost for the Company's 1997, 1996 and 1995 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net earnings (loss) per common share for the years ended December 31, 1997, 1996 and 1995 would approximate the pro forma amounts below (in thousands, except per share data):

The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 20%,
(3) risk-free interest rates of 5.2%, 5.26%, 5.47% and 5.5%, and (4) expected life of 2.25, 4.5, 6.75, and 9 years.

                                                                   December 31,
                                                                   ------------
                                            1997                       1996                     1995
                                            ----                       ----                     ----
                                   As Reported  Pro Forma     As Reported  Pro Forma    As Reported   Pro Forma
                                   ----------------------     ----------------------    -----------------------
Net Income (Loss)                   $(5,249)    $(5,958)       $(31,589)   $(32,563)     $(10,292)    $(10,660)
Earnings per common share
                    Basic            $ (0.15)   $ (0.17)         $ (0.89)    $ (0.92)      $ (0.31)    $ (0.32)
                    Diluted          $ (0.15)   $ (0.17)         $ (0.89)    $ (0.92)      $ (0.31)    $ (0.32)

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Stock and employee benefit plan (continued):

Pensions and other benefits:

In July 1993, the Company adopted The Casino Magic Corp. 401(k) Plan (the "401(k) Plan"), a defined contribution plan covering all eligible employees of the Company who have one year of service and are age twenty-one or older. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Each year, participants may contribute up to 15% of pretax annual compensation, as defined in the 401(k) Plan. The Company's matching and/or additional contributions may be contributed at the discretion of the Company's Board of Directors. The Company's contributions to the 401(k) Plan are allocated to employed participants' accounts as of the last day of the plan year. Total employer contributions to the 401(k) Plan at December 31, 1997, 1996 and 1995 were approximately $201,000, $176,000, and $177,000, respectively.

12.  Write-off of capitalized costs relating to inactive developments:

In 1995, the Company decided to terminate development efforts with respect to specific properties and jurisdictions. Because of this determination, significant capitalized amounts relating to land, land options, joint ventures and construction projects were written-off or revalued. In addition, certain consulting agreements that were entered into to pursue gaming opportunities in new jurisdictions were terminated. The amount expensed in the fourth quarter of 1995 was $14,542,164.

13.  Advertising:

The company expenses all production and communication costs of advertising as incurred. Advertising expense was approximately $7,815,000, $5,470,000, and $4,472,000 for years ended December 31, 1997, 1996, and 1995, respectively.

14.  Related Party Transactions:

During the years ended December 31, 1997, 1996, and 1995, the Company incurred $7,247, $1,346,861 and $353,888, respectively, for architectural and design services provided by an architectural firm that is wholly-owned by an outside director and shareholder of the Company. The director resigned in October 1996.

During the years ended December 31, 1997, 1996, and 1995, the Company incurred $145,744, $154,028 and $388,944, respectively, for legal services provided by a law firm in which an outside director of the Company is a shareholder.

During the year ended December 31, 1996 and 1995, the Company incurred $219,800, and $387,422, respectively, for charter plane rentals provided by a company that is wholly owned by the Company's Chairman.

The Company purchased a jet airplane in February 1996 from the Company's Chairman. The Company paid $1.7 million for the airplane which approximated fair value at the date of purchase. The plane was sold in February 1997 to an unrelated third party for $1.4 million, which approximated fair value.

15.  Income taxes:

Pretax financial income (loss) generated from domestic and foreign sources was as follows:

                                            December 31,
                                            ------------
                             1997               1996             1995
                             ----               ----             ----

    Domestic            $ (12,132,945)    $ (15,322,992)   $ (15,336,975)
    Foreign                 4,948,737       (20,942,537)       1,813,932
                        -------------      -------------   -------------
    Total pretax loss   $  (7,184,208)   $  (36,265,529)   $ (13,523,043)
                        ==============     =============   ==============

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  Income taxes (continued):

Provision (benefit) for income taxes for the years ended December 31 are as follows:

                                                December 31,
                                                ------------
                                   1997              1996              1995
                                   ----              ----              ----

Federal and state current     $ (2,733,203)     $ (4,253,704)    $ (2,546,443)
Foreign current                  1,064,963           827,548        1,099,816
Federal deferred                  (266,760)       (1,250,026)      (1,221,514)
Foreign deferred                        --                --         (562,723)
                              -------------    --------------    ------------
Total                         $ (1,935,000)    $  (4,676,182)    $ (3,230,864)
                              =============    ==============    ============

Components of deferred tax liabilities (assets) are as follows:

                                                                December 31,
                                                                ------------
                                                           1997              1996
                                                           ----              ----

Depreciation and amortization                          $ 12,154,826     $  9,535,121
Foreign source income                                       257,949          257,949
                                                       ------------     ------------
Gross deferred tax liabilities                           12,412,775        9,793,070
                                                       ------------     ------------
Write-off of preopening costs                            (1,781,870)      (2,493,074)
Tax benefits related to non-statutory stock Options        (504,000)        (504,000)
Accrued employee benefits and liabilities                (1,428,370)      (1,433,067)
Abandoned development projects                           (1,515,657)     (10,229,821)
Net operating loss carry-forward                        (21,299,675)      (2,269,344)
Other                                                      (902,737)        (798,293)
                                                       ------------     ------------
Gross deferred tax assets                               (27,432,309)     (17,727,599)
                                                       ------------     ------------
Less valuation allowance                                 15,019,534        8,201,290
                                                       ============     ============
Net deferred tax liabilities                           $         --     $    266,761
                                                       ============     ============

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income from continuing operations as a result of the following differences:

                                                                 December 31,
                                                                 ------------
                                                     1997            1996               1995
                                                     ----            ----               ----
Statutory U.S. tax rate (35%)                   $ (2,023,010)    $(12,692,935)    $ (4,733,065)
Increase (decrease) in rates resulting from:
Expenses which were non-deductible
     for tax purposes                              1,299,010          357,805          733,876
Expenses which were deductible
     for tax purposes and not book                (6,988,244)              --               --
Foreign taxes                                      1,064,963          827,548        1,099,816
Valuation allowance                                6,818,244        8,201,290               --
State tax benefit                                         --         (802,174)              --
Other                                             (2,105,996)        (567,716)        (331,491)
                                                ------------     ------------     ------------
Effective tax rate  (33%), (13%)
     and (24%), respectively                    $ (1,935,000)    $ (4,676,182)    $ (3,230,864)
                                                ============     ============     ============

The valuation allowance against net deferred tax assets was recorded in recognition of the significant operating losses incurred by the Company for the last three years.

Mississippi State taxes were offset by a tax credit for state gaming taxes based on gross revenues realized by Casino Magic-BSL and Casino Magic-Biloxi. The credit is the lesser of the annual total gaming taxes paid or the state income tax. Credit carry-forwards are not permitted.

Louisiana State taxes do not allow for an offset of state gaming taxes based on gross revenues realized by Louisiana.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Fair value of financial instruments:

The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                            Carrying       Fair
(In thousands)                                               Amount        Value
--------------                                               ------        -----

Cash and cash equivalents                                    20,902       20,902
Marketable securities                                        10,629       10,629
Notes receivable                                              3,385        3,385
Notes payable and current maturities of long-term debt
     and long-term debt                                     262,368      247,568


The following methods and assumptions were used by the Company in estimating its fair value disclosure:

Cash and cash equivalents, and marketable securities, . The carrying amount reported on the consolidated balance sheet approximates its fair value because of the short term nature of these instruments.

Notes receivable. This is a long-term note receivable from an Indian Tribe. The fair value of the note approximates market value based on the interest rate of the note and the collateral securing the note.

Notes payable and current maturities of long-term debt and long-term debt. The fair value of the Company's debt either approximates its carrying value or is based upon the market price of the debt instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

17.  Selected quarterly financial information (Unaudited):


Year ended December 31, 1997
(in thousands, except
per share amounts)             1st Quarter   2nd Quarter   3rd Quarter    4th Quarter    Totals
-------------------------------------------------------------------------------------------------
Revenue                         $  65,781     $  65,958     $  66,495     $  63,240     $ 261,474
Income from operations              1,997         5,927        10,125         6,506        24,555
Income (loss) before tax and
         minority interest         (5,607)       (1,020)        3,390        (2,543)       (5,780)
Net income (loss)                  (3,672)       (1,222)        2,675        (3,030)       (5,249)
Earnings (loss) per share:
         Basic                      (0.10)        (0.03)         0.08          (.08)        (0.15)
         Diluted                    (0.10)        (0.03)         0.08          (.08)        (0.15)


Year ended December 31, 1996
(in thousands, except
per share amounts)              1st Quarter    2nd Quarter  3rd Quarter   4th Quarter     Totals
-------------------------------------------------------------------------------------------------
Revenue                         $  43,125        42,368     $  43,271     $  51,514     $ 180,278
Income from operations              5,565         6,473         5,355        (8,550)        8,843
Income (loss) before tax            2,352         2,456       (26,024)      (15,050)      (36,266)
Net income (loss)                   1,644         1,660       (20,683)      (14,210)      (31,589)
Earnings (loss) per share:
         Basic                       0.05          0.05         (0.57)        (0.40)        (0.89)
         Diluted                     0.05          0.05         (0.57)        (0.40)        (0.89)

NOTE: Earnings (loss) per share totals will not necessarily agree to the sum of the quarterly information

                         PART I - FINANCIAL INFORMATION
                       CASINO MAGIC CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                               Six months ended
                                                                   June 30,
                                                            1998             1997
                                                            ----             ----
Revenues:
    Casino                                             $ 138,208,950    $ 123,731,151
    Food and beverage                                      5,103,982        4,986,717
    Rooms                                                  1,561,087          775,014
    Other operating income                                 2,623,837        2,245,541
                                                       -------------    -------------
              Total revenues                             147,497,856      131,738,423
                                                       -------------    -------------

Costs and expenses:
    Casino                                                63,865,168       58,241,241
    Food and beverage                                      5,733,569        6,597,024
    Rooms                                                    680,290          368,665
    Other operating costs and expenses                     2,186,555        2,308,621
    Advertising and marketing                             17,965,920       21,405,322
    General and administrative                            13,118,131       14,080,585
    Property operation, maintenance and energy cost        5,480,911        6,044,447
    Rents, property taxes and insurance                    4,450,647        3,959,568
    Development expenses                                     219,848          455,132
    Preopening expenses                                      681,754               --
    Depreciation and amortization                         10,347,608       10,353,382
                                                       -------------    -------------
              Total costs and expenses                   124,730,401      123,813,987
                                                       -------------    -------------
Income from operations                                    22,767,455        7,924,436
                                                       -------------    -------------

Other (Income) Expenses:
    Equity loss from unconsolidated subsidiary               244,307          229,061
    Interest expense, net                                 14,980,269       15,749,566
    Other                                                  1,111,410       (1,427,177)
                                                       -------------    -------------
              Total other expense                         16,335,986       14,551,450
                                                       -------------    -------------
Income (loss) before income taxes and
    minority interest of subsidiary:                       6,431,469       (6,627,014)
Income taxes expense (benefit)                             1,112,173       (1,935,000)
Minority interest                                            851,773          201,512
                                                       -------------    -------------
Net income (loss)                                      $   4,467,523    $  (4,893,526)
                                                       =============    =============

Net income (loss) per common share:
    Basic                                              $        0.13    $       (0.14)
                                                       =============    =============
    Diluted                                            $        0.12    $       (0.14)
                                                       =============    =============

Average shares and equivalents outstanding:
    Basic                                                 35,722,124       35,637,083
                                                       =============    =============
    Diluted                                               35,857,716       35,637,083
                                                       =============    =============

See notes to condensed consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                            Three months ended
                                                                 June 30,
                                                           1998            1997
                                                           ----            ----
Revenues:
    Casino                                             $ 70,036,910    $ 62,057,468
    Food and beverage                                     2,691,139       2,479,674
    Rooms                                                 1,192,048         227,583
    Other operating income                                1,391,858       1,192,820
                                                       ------------    ------------
              Total revenues                             75,311,955      65,957,545
                                                       ------------    ------------

Costs and expenses:
    Casino                                               31,711,328      31,705,786
    Food and beverage                                     3,090,421       1,707,142
    Rooms                                                   528,746         (57,582)
    Other operating costs and expenses                    1,177,877       1,153,665
    Advertising and marketing                             9,214,590       8,250,625
    General and administrative                            6,460,676       6,763,040
    Property operation, maintenance and energy cost       2,778,102       3,034,439
    Rents, property taxes and insurance                   2,361,293       1,986,566
    Development expenses                                    141,607         172,843
    Preopening expenses                                     681,754              --
    Depreciation and amortization                         5,352,618       5,313,728
                                                       ------------    ------------
              Total costs and expenses                   63,499,012      60,030,252
                                                       ------------    ------------
Income from operations                                   11,812,943       5,927,293
                                                       ------------    ------------

Other (Income) Expenses:
    Equity loss from unconsolidated subsidiary              128,658         113,937
    Interest expense, net                                 7,485,062       8,069,102
    Other                                                   665,002      (1,235,441)
                                                       ------------    ------------
              Total other expense                         8,278,722       6,947,598
                                                       ------------    ------------
Income (loss) before income taxes and
    minority interest of subsidiary:                      3,534,221      (1,020,305)
Income taxes expense                                      1,112,173              --
Minority interest                                           432,953         201,512
                                                       ------------    ------------
Net income (loss)                                      $  1,989,095    $ (1,221,817)
                                                       ============    ============

Net income (loss) per common share:
    Basic                                              $        .06    $      (0.03)
                                                       ============    ============
    Diluted                                            $        .06    $      (0.03)
                                                       ============    ============

Average shares and equivalents outstanding:
    Basic                                                35,722,124      35,637,083
                                                       ============    ============
    Diluted                                              35,892,435      35,637,083
                                                       ============    ============

See notes to condensed consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                             ASSETS
                                                                    June 30,       December 31,
                                                                      1998            1997(*)
                                                                      ----            -------
Current Assets:
    Cash and cash equivalents                                   $  17,470,386     $  20,986,510
    Restricted marketable securities                               11,699,487        10,629,405
    Other current assets                                            8,927,714         8,124,872
                                                                -------------     -------------
              Total current assets                                 38,097,587        39,740,787
Property and equipment, net                                       279,831,475       263,993,452
Other long-term assets                                             64,818,117        68,970,578
                                                                -------------     -------------
                                                                $ 382,747,179     $ 372,704,817
                                                                =============     =============

             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                             $  50,806,822     $  51,031,097
Other long-term liabilities and minority interest                   8,358,639         8,748,212
Long-term debt, net of current maturities                         259,545,594       253,471,219

Shareholders' Equity
Common stock, $0.01 par, 50,000,000 shares authorized,
    35,722,124 issued and outstanding at June 30, 1998
    and December 31, 1997                                             357,221           357,221
Undesignated stock, 2,500,000 shares authorized, none issued               --                --
Additional paid-in capital                                         67,122,856        67,122,852
Retained deficit                                                   (3,294,753)       (7,762,270)
Less unearned compensation                                           (149,200)         (263,514)
                                                                -------------     -------------
    Total shareholders' equity                                     64,036,124        59,454,289
                                                                -------------     -------------
                                                                $ 382,747,179     $ 372,704,817
                                                                =============     =============

* Derived from audited financial statements

See notes to condensed consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                           Six months ended
                                                                                June 30,
                                                                          1998             1997
                                                                          ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                $  4,467,523     $ (4,893,526)
    Adjustments for non-cash charges                                   11,788,196        9,505,514
    Changes in assets and liabilities                                  (2,739,797)       6,624,971
                                                                     ------------     ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              13,515,922       11,236,959
                                                                     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisitions of property and equipment                            (16,234,648)     (20,409,274)
    Proceeds from sale of subsidiary and property and equipment                --        8,174,586
    Other, net                                                            588,359          290,874
                                                                     ------------     ------------
NET CASH USED IN INVESTING ACTIVITIES                                 (15,646,289)     (11,943,814)
                                                                     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable and long-term debt             (4,216,867)     (10,842,560)
    Net proceeds from issuance of long-term debt                        2,977,445        6,350,000
    Other, net                                                           (146,335)              --
                                                                     ------------     ------------
NET CASH USED IN BY FINANCING ACTIVITIES                               (1,385,757)      (4,492,560)
                                                                     ------------     ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              (3,516,124)      (5,199,415)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         20,986,510       34,546,164
                                                                     ------------     ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $ 17,470,386     $ 29,346,749
                                                                     ============     ============

SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR:
    Interest (net of amount capitalized)                             $ 13,961,006     $ 16,708,321
    Income taxes (net of refunds)                                              --       (6,382,324)
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
    Property and equipment and other asset acquisitions included
    in accounts and construction payable and accrued expenses           2,524,626        1,931,566
    Property and equipment financed with long-term debt                 6,142,215           18,079
    Reclassification of long-term liabilities to accrued expenses              --          170,029


See notes to condensed consolidated financial statements.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Information with respect to the Three and Six Months Ended June 30,
                          1998 and 1997 is Unaudited)

1.   Summary of significant accounting policies:

Organization and basis of presentation:

Casino Magic Corp. and Subsidiaries is an international gaming company with operations in Bay Saint Louis, Mississippi ("Casino Magic-BSL"), Biloxi, Mississippi ("Casino Magic-Biloxi"), Bossier City, Louisiana ("Casino Magic-Bossier City"), and the Argentina Province of Neuquen in the cities of Neuquen City and San Martin de los Andes ("Casino Magic-Neuquen").

Unless the context requires otherwise, reference in this report to the "Company" means Casino Magic Corp. and its relevant subsidiaries, and reference to "Casino Magic" means Casino Magic Corp.

The consolidated financial statements include the accounts of Casino Magic Corp. and its wholly-owned and majority-owned subsidiaries.

All significant intercompany accounts and transactions have been eliminated.

The accompanying unaudited consolidated financial statements contain all adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of results of operations for an entire year. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and Form 10-Q for March 31, 1998.

Certain reclassifications have been made to 1997 amounts to conform with the June 30, 1998 presentation.

2.   New Accounting Pronouncements

(a)  Accounting for Start-Up Costs:

During April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5 ("SOP"), "Reporting on the Costs of Start-Up Activities." The SOP requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The company has not adopted the SOP. However, due to the opening of the hotel at Casino Magic - Biloxi in May 1998, all start-up costs associated with the hotel have been expensed in the quarter ended June 30, 1998, in accordance with company policy.

(b)  Accounting for Derivative Instruments and Hedging Activities:

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No, 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Statement 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

We believe the impact of adopting Statement 133 on the financial statements is expected to be immaterial.

                       CASINO MAGIC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (Information with respect to the Three and Six Months Ended June 30,
                          1998 and 1997 is Unaudited)



3.   Long Term Debt:

Additions to long-term debt during the first six months of 1998 consist of the following:

Ending Balances at June 30, 1998
Notes payable, bank (a)             $2,850,108
Notes payable, other (b)            $6,068,357

(a) Consists of one note payable to The Peoples Bank, collateralized by certain parcels of land, payable in fifty-nine monthly payments of $61,100 including interest at 8.5% through February 2002 with a final balloon payment of $60,120 in March 2002.


(b) Consists of five notes payable to Boeing Capital Corp. All notes collateralized by furniture and equipment used at the 378 room hotel at Casino Magic-Biloxi. 1) original balance of $4,347,833, payable in forty-seven monthly installments of $110,523.04 including interest of 10.12% through April 2002 with a final balloon payment of $112,400 in May 2002. 2) original balance of $733,516.63, payable in one installment of $21,616.66 on July 1, 1998, and forty-seven monthly installments of $18,714.77 including interest at 10.314% through April 2002. 3) original balance of $391,024.97, payable in one installment of $2,885.61 on August 1, 1998, and forty-eight installments of $9,958.37 through including interest at 10.2179% August 2002. 4) original balance of $328,148.41, payable in one installment of $1,769.63 on July 1, 1998, and forty-eight monthly installments of $8,357.07 including interest at 10.2179% through August 2001. 5) original balance of $341,692.16, payable in forty-eight monthly installments beginning July 1, 1998, of $8,674.42 including interest at 10.2179% through June 2001.